The transactions described in this press release involve securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transactions, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

August 6, 2021

To whom it may concern

Company Name:	SECOM CO., LTD.
Name of Representative:	Ichiro Ozeki, President and Representative Director
(Securities Code: 9735, Tokyo Stock Exchange, First Section)
For Inquiries:	Investor Relations Department, Toru Yokei
(TEL: 03-5775-8225)

Company Name:	SECOM JOSHINETSU CO., LTD.
Name of Representative:	Yoshinori Yamanaka, President and Representative Director
(Securities Code: 4342, Tokyo Stock Exchange, Second Section)
For Inquiries:	Managing Director, Koji Shimotori
(TEL: 025-281-5011)

Notice Concerning the Share Exchange by SECOM CO., LTD.

to Make SECOM JOSHINETSU CO., LTD. a Wholly Owned Subsidiary thereof

SECOM CO., LTD. ("SECOM") and SECOM JOSHINETSU CO., LTD. (“SECOM JOSHINETSU”) hereby announce as follows that each company resolved by the meeting of its board of directors today to implement a share exchange (the "Share Exchange") in which SECOM will become a wholly owning parent company in share exchange and SECOM JOSHINETSU will become a wholly owned subsidiary in share exchange and the companies have executed a share exchange agreement (the "Share Exchange Agreement") pertaining to the Share Exchange between the companies.

Moreover, the Share Exchange will be implemented, for SECOM, without obtaining the approval by the shareholder meeting by way of the simplified share exchange as set forth in the main paragraph of Article 796, Paragraph 2 of the Companies Act and SECOM JOSHINETSU will obtain the approval for execution of the Share Exchange Agreement in its extraordinary shareholder meeting to be held on September 27, 2021.

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On October 28, 2021 prior to the effective date of the Share Exchange (scheduled on November 1, 2021), the ordinary shares of SECOM JOSHINETSU will be delisted from the Second Section of Tokyo Stock Exchange, Inc. (the "TSE Second Section") (the last trading day will be October 27, 2021).

1.	Purpose of wholly owning the subsidiary through the Share Exchange

As stated in “Notice Concerning Commencement of Tender Offer for Shares of SECOM JOSHINETSU CO., LTD. (Securities Code 4342)” (the “Tender Offer Press Release”) as of May 28, 2021 and in order to make SECOM JOSHINETSU a wholly owned subsidiary, SECOM has implemented tender offer (the “Tender Offer”) from May 31, 2021 to July 9, 2021 for all shares of SECOM JOSHINETSU listed on the TSE Second Section (excluding the ordinary shares of SECOM JOSHINETSU owned by SECOM and the treasury shares owned by SECOM JOSHINETSU, hereinafter the same). As a result, SECOM owns 11,325,244 ordinary shares of SECOM JOSHINETSU (ownership ratio (Note): 88.03%).

(Note)	Ownership ratio means a ratio (rounded to two decimal places) of a number of shares to the number of ordinary shares of SECOM JOSHINETSU (12,864,821 shares) as calculated by deducting the number of the treasury shares (244,680 shares) owned by SECOM JOSHINETSU as of March 31, 2021 from the total number of issued shares of SECOM JOSHINETSU as of March 31, 2021 as stated in the Annual Securities Report for the 55th Business Period released by SECOM JOSHINETSU on June 25, 2021 (13,109,501 shares; hereinafter the same).

As stated in the Tender Offer Press Release, SECOM implemented the Tender Offer with a view to making SECOM JOSHINETSU a wholly owned subsidiary. While SECOM planned to carry out procedures to acquire all ordinary shares of SECOM JOSHINETSU by executing a share exchange agreement with SECOM JOSHINETSU pertaining to the Share Exchange after completion of the Tender Offer in case it failed to acquire all ordinary shares of SECOM JOSHINETSU, since it failed to acquire all ordinary shares of SECOM JOSHINETSU, SECOM and SECOM JOSHINETSU have decided to make SECOM JOSHINETSU a wholly owned subsidiary of SECOM by the Share Exchange.

SECOM hereby restates the purposes of a series of transactions by SECOM to make SECOM JOSHINETSU a wholly owned subsidiary (the “Transaction”) below, as described in the Tender Offer Press Release and “Notice Concerning Statement of Opinion on Approval of the Tender Offer for Our Shares by Our Parent Company SECOM Co., Ltd. and Recommendation for Tender” as of May 28, 2021 released by SECOM JOSHINETSU.

SECOM was established as Nihon Keibi Hosho Co., Ltd. in July 1962, carried out an absorption-type merger with SP Alarm Systems Corporation formally rendering the company the surviving company in December 1972 to change the nominal value of its shares (Note 1), was thereafter listed on the TSE Second Section in June 1974, was designated on the First Section of the Tokyo Stock Exchange (the “TSE First Section”) in May 1978, changed its trade name to the current one in December 1983, and was listed on the First Section of the former Osaka Stock Exchange Co., Ltd. (the “Former Osaka Stock Exchange”) in June 1986. Then, by the merger of the spot market of the Former Osaka Stock Exchange with the Tokyo Stock Exchange in July 2013, SECOM became listed only on the TSE First Section, as is the current status. SECOM comprises a company group constituted by SECOM, 165 consolidated subsidiaries, and 16 equity-method affiliates (as of March 31, 2021) (the company group includes SECOM JOSHINETSU, hereinafter the “SECOM Group”). The SECOM Group runs businesses such as security service business focusing on security contract service, disaster prevention business focusing on comprehensive disaster prevention service, medical service business centering on managing home medical care and retirement home (Note 2), insurance business focusing on non-life insurance, geospatial information service business focusing on surveying and measurement business, BPO and ICT business (Note 3) focusing on information security, large-scale disaster prevention, data center, and BPO operation.

(Note 1)   The absorption-type merger was implemented to change the nominal value of the share of Nihon Keibi Hosho Co., Ltd., and the substantial surviving company was Nihon Keibi Hosho Co., Ltd.

(Note 2)   “Retirement home” collectively refers to private nursing home care managed by the SECOM Group.

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(Note 3)   “BPO and ICT business” collectively means BPO (Business Process Outsourcing) businesses of information security service, large-scale disaster prevention service, cloud service, data center business, call center operation, and general back-office operation.

Since its foundation, SECOM has been working on establishing the Social System Industry, a framework of innovative and integrated services and systems that deliver safety, peace of mind, comfort, and convenience by running the aforementioned respective business in an interconnected and concerted manner around the security service business, under the corporate philosophy “to pursue values and contribution to the society”. In May 2017, SECOM formulated the long-term vision toward 2030 of “SECOM Group’s Vision for 2030” (the “Vision for 2030”) with the aim of achieving the ANSHIN Platform Concept, and intends to consolidate the total value of the SECOM Group to further promote establishment of relationships with partner companies.

On the other hand, SECOM JOSHINETSU was established in May 1967 in Niigata City, Niigata Prefecture, as Nihon Keibi Hosho Niigata Kabushiki Kaisha, a subsidiary of Nihon Keibi Hosho Co., Ltd. (currently, SECOM CO., LTD.), for the purpose of contracting for security services in Niigata Prefecture. After that, in March 1969, SECOM JOSHINETSU changed its trade name to Nihon Keibi Hosho Joshinetsu Co., Ltd. and expanded the scope of its business to Gunma Prefecture and Nagano Prefecture. In December 1983, SECOM JOSHINETSU changed its name to SECOM JOSHINETSU CO., LTD., which is the current name, along with the change of the trade name of Nihon Keibi Hosho Co., Ltd. to SECOM CO., LTD. At the time of its establishment, SECOM JOSHINETSU began providing static guard services and patrolling services. In January 1968, SECOM JOSHINETSU began providing armored car services. In March 1971, SECOM JOSHINETSU began providing online security systems for businesses. In April 1984, SECOM JOSHINETSU began providing an online security system for households “Secom Home Security”, which is now its core business and accounts for two thirds of its company’s sales. SECOM JOSHINETSU also launched new businesses, including Internet-related services (transferred in 2010) in May 1997, home care services in October 1998, and health care services (terminated in 2009) in October 2000. SECOM JOSHINETSU made Kabushiki Kaisha SP Alarm Sado (currently, SECOM SADO CO., LTD.), which conducts security business in Sado County (currently, Sado City), Niigata Prefecture, its subsidiary in July 1992. SECOM JOSHINETSU also made Kabushiki Kaisha Nikkei Dengyo (currently, SECOM TECHNO JOSHINETSU CO., LTD.), which conducts installation and maintenance of security equipment and electrical work, SECOM JOSHINETSU’s subsidiary in December 1998. SECOM JOSHINETSU listed on the TSE Second Section in February 2002. In January 2009, SECOM JOSHINETSU’s subsidiary SECOM TECHNO JOSHINETSU CO., LTD. absorbed SECOM MAINTENANCE JOSHINETSU CO., LTD. In November 2010, SECOM JOSHINETSU acquired shares of Japan Security System Co., Ltd., which conducts security business in Saku area of Nagano Prefecture, and made it SECOM JOSHINETSU’s subsidiary (liquidated in February 2014). In July 2017, SECOM JOSHINETSU made SECOM SADO CO., LTD. SECOM JOSHINETSU’s wholly owned subsidiary. SECOM JOSHINETSU has continued to grow based on SECOM JOSHINETSU’s philosophy of “Contributing to society through ‘right work’ and ‘good work’”.

As of today, main business activities of the group comprised SECOM JOSHINETSU and three consolidated subsidiaries (SECOM JASTIC JOSHINETSU CO., LTD., SECOM TECHNO JOSHINETSU CO., LTD., and SECOM SADO CO., LTD.) are the sale and installation of safety products and systems, mainly through the provision of online security systems in Niigata, Gunma, and Nagano prefectures.

In terms of the market environment surrounding SECOM JOSHINETSU, the security services market, which had reached 1 trillion JPY in 1990, has grown to 3.5 trillion JPY in 2019 with the spread of online security systems. However, with recent changes in the social environment, demands for higher quality and sophistication of security services, including manned as well as unmanned security management, and the use of IT such as smartphones, are increasing, and competition is expected to intensify further in the future. In addition, while problems such as a decline in the labor force due to rapid population decline and super-aging population have been pointed out, with the recent progress in work style reforms, in addition to expanding and strengthening tools to support security staff, SECOM JOSHINETSU believes it is necessary to further strengthen education and training for individual employees.

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SECOM formulated the Vision for 2030 as above to clarify the direction of the SECOM Group, and the Vision for 2030 puts forward the ANSHIN Platform Concept as a social infrastructure, seeking to provide peace of mind to people in their everyday lives, as well as to society as a whole through integrating the business various technologies and knowledge of various partners who share SECOM’s mission, anchored in the relationship of trust that SECOM has cultivated with society. Also, the “SECOM Group Road Map 2022” set out in 2018 has accelerated the growth toward achieving the Vision for 2030, by clarifying that “technological advances” and “a declining labor force” are the prioritized issues to be addressed and continuously investing in system as well as human resources for organizing foundation for the future. Meanwhile, in light of the major shifts in the external environment as represented in the recent pandemic of COVID-19 and current situations of increasing uncertainty, SECOM came to consider that it is imperative for advancing the Vision for 2030 to make steady efforts to maintain the security service business constituting the core business of SECOM, and this led SECOM to the view that it would be desirable to establish a flexible relationship more than ever with SECOM JOSHINETSU centering on the security service business as SECOM does. As such, keeping in mind that security service is considered to become more and more socially significant, SECOM believes that making SECOM JOSHINETSU a wholly owned subsidiary will realize faster and more flexible management decisions made through integration of SECOM and SECOM JOSHINETSU, and concentrates necessary management resource on the security service business along with stronger coordination with SECOM JOSHINETSU, leading to achievement of the sustainable development and pursuing further enhancement of both companies’ corporate values.

SECOM intends to achieve following synergy by making SECOM JOSHINETSU a wholly owned subsidiary of SECOM and improving coordination.

(i)	Enhancing competitiveness through fast and flexible decision-making and execution of management strategy

SECOM understands that the security industry is at the huge turning point to see new customers’ demands increase (e.g., security service, etc. combining digital technologies) toward post-COVID-19 and technological advance in areas such as digitalization and smartification.

Meanwhile, although SECOM and SECOM JOSHINETSU have been operating their business under the common corporate philosophy as the SECOM Group, the decision-making structure of the group including listed subsidiaries has become complicated due to separate management decision-making by the board of directors of respective company which attends to each shareholders’ interests.

In order to provide customers with the best services continuously in this security industry facing this turning point, SECOM considers that it is imperative to make decisions fast and execute management strategy with revision as appropriate at some time. By making SECOM JOSHINETSU a wholly owned subsidiary and simplifying the decision-making structure, quick and highly flexible decision making will be achieved without missing opportunity for profit and decisions, leading to prompt and smooth execution of management strategy.

By disseminating and instilling the new products and service across the country instantaneously, business development beneficial for both sides will be realized through quick implementation of planning and execution of operational strategy more than ever utilizing promotion know-how, channel, and customers’ data to be newly acquired from now on, eventually enhancing competitiveness of SECOM and SECOM JOSHINETSU.

(ii) Optimizing management resources including effective mobilization of human resources in connection with corporate functions, etc,

SECOM believes that, by providing SECOM JOSHINETSU with more support to management system, etc. and leveraging the corporate function of SECOM at maximum such as integration of corporate department, the SECOM Group including SECOM JOSHINETSU will be able to optimize the management resource and an environment will be created where SECOM JOSHINETSU will be able to better concentrate on business operation, and profitability will improve.

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On top of that, after the Transaction, it will become possible to provide opportunity for talent exchange to employees of SECOM JOSHINETSU if requested, within the SECOM Group including other companies thereunder in addition to SECOM.

(iii) Eliminating possibility of potential conflict of interests pertaining to the parent-child listing and reducing the burden such as costs to keep being listed

Under these current circumstances where each of SECOM and SECOM JOSHINETSU has operated each business independently as a listed company, it has required careful decision considering the interests of the minority shareholders of SECOM JOSHINETSU to utilize respective management resource due to potential conflict of interests such as necessity to deliberately consider the interests of the minority shareholders of SECOM JOSHINETSU in relation to the benefits from such utilization and objective fairness as a transaction. SECOM believes that, by resolving that issue, the coordination between SECOM and SECOM JOSHINETSU will be strengthened and the maximum interest of the group will be realized. Moreover, through SECOM JOSHINETSU ordinary shares going private by the Transaction, the burden of cost incurred to keep being listed will be reduced.

The followings are specific synergies that SECOM JOSHINETSU considers attainable:

(i) Enhancement of Competitiveness through Active Investment

SECOM JOSHINETSU expects that the SECOM JOSHINETSU will be able to meet clients’ needs that become more sophisticated as a result of changes in a social environment by considering and making with the SECOM Group (which includes SECOM JOSHINETSU), investment aimed to provide new products and services in the future or active investment into sales support systems and customer management systems designed for a new sales style which should be addressed by the SECOM Group to improve corporate value in the medium- to long-term and by reinforcing cooperation with the SECOM Group, and will contribute to improvement of its competitiveness.

(ii) Further Reinforcement of Sharing of Information and Various Resources

While the SECOM Group including SECOM JOSHINETSU shares the company missions and management strategies, and provides the same brand and the same service, SECOM JOSHINETSU independently makes its own management decisions as a listed company, which causes certain failure of or delay in information sharing with SECOM. SECOM JOSHINETSU expects that the Transaction will address such issue by making SECOM JOSHINETSU a wholly owned subsidiary of SECOM and enable improvement of efficiency through sharing of resources of back office and optimization of personnel allocation mainly through integration of corporate departments.

(iii) Establishment of Human Resources Base through Improvement of Personnel Development

Improvement of personnel development in SECOM JOSHINETSU is an urgent issue in the market environment surrounding SECOM JOSHINETSU and SECOM JOSHINETSU believes that investment into human resources is more and more necessary. SECOM JOSHINETSU expects to be able to invest into personnel development more rapidly and actively than before as a result of execution of the Transaction by SECOM to establish a flexible and rapid decision-making system while making SECOM JOSHINETSU its wholly owned subsidiary and eliminating potential conflict of interest arising from listing of the parent and subsidiary companies.

Specifically, SECOM JOSHINETSU expects that the Transaction strengthens a cooperative system through improved personnel exchange between SECOM and SECOM JOSHINETSU and enables improvement of dispatch for training from the SECOM JOSHINETSU Group to SECOM, securing of diversity in core personnel of the SECOM JOSHINETSU Group and reinforce its human resources base by providing more opportunities to have practical experience in various jobs and regions.

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(iv) Reduction of Listing Maintenance Cost and Relevant Work

Listed companies are required to have in place a more sophisticated system for maintaining their listing due to amendments to the Companies Act or revision of Corporate Governance Code every year. The work and cost burden to respond to these are increasing every year. SECOM JOSHINETSU expects that the Transaction reduces the work and cost burden related to these by making SECOM JOSHINETSU a wholly owned subsidiary of SECOM and by going private.

(v) Investment into New Business Domains

Security services account for most of SECOM JOSHINETSU’s sales. Although SECOM JOSHINETSU had tried new business such as information business or health management business in the past, nursing care business is the only business of SECOM JOSHINETSU other than the security service business at present. SECOM JOSHINETSU expects that the Transaction will enable SECOM JOSHINETSU to accelerate utilization and expansion of products and services provided in each business of the SECOM Group and provided by co-creation with new partners in business areas of SECOM JOSHINETSU through promotion of the vision of ANSHIN Platform Concept aimed for 2030 based on the security services which will be improved as a result of SECOM JOSHINETSU becoming a wholly owned subsidiary of SECOM.

Upon the closing of the Transaction and after becoming a wholly owned subsidiary of SECOM, SECOM JOSHINETSU will be able to avoid conflicts of interest between the SECOM Group and the minority shareholders of SECOM JOSHINETSU and restrictions to secure SECOM JOSHINETSU independence, and will be able to contribute to the improvement of the corporate value of the SECOM Group as a whole, including SECOM JOSHINETSU, over a medium- to long period of time by aligning with the SECOM Group perspectives of SECOM JOSHINETSU on achieving such medium- to long-term growth and by efficiently using management resources in a prompt and smooth manner.

SECOM JOSHINETSU reached the conclusion that there is no problem in the use of shares in SECOM as the consideration in the Share Exchange from perspective of interest of SECOM JOSHINETSU shareholders because (i) it is considered to contribute to interest of SECOM JOSHINETSU shareholders that an opportunity for SECOM JOSHINETSU shareholders to receive monetary consideration at an early stage by tendering in the Tender Offer is secured while securing an option for the shareholders who do not tender in the Tender Offer to continue to enjoy the benefits from growth of the SECOM Group and synergies arising from the Transaction through acquisition by such shareholders of common shares of SECOM as a result of the Share Exchange; and (ii) ordinary shares of SECOM can be traded in TSE First Section and an opportunity for SECOM JOSHINETSU shareholders who wish the Share Exchange to from time to time convert shares into cash is secured and thus, it is possible to secure the equal interest to cases where cash is used as the consideration by properly setting a share exchange ratio and no material difference arises in the interest of SECOM JOSHINETSU shareholders compared with cases where cash is used as the consideration.

Based upon understanding above, after going through consideration and discussion, both companies reached an agreement over various conditions including the allotment ratio pertaining to the Share Exchange. Today, in meetings of respective board of directors, it has been resolved to implement the Share Exchange and execute the Share Exchange Agreement.

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2.	Summary of the Share Exchange
(1)	Schedule of the Share Exchange
Date of Public Notice for Base Date of Extraordinary Shareholders Meeting (SECOM JOSHINETSU)	July 16, 2021
Base Date of Extraordinary Shareholders Meeting (SECOM JOSHINETSU)	July 31, 2021
Date of Board of Directors' resolution to enter into the Share Exchange Agreement (both companies)	August 6, 2021
Date of Share Exchange Agreement (both companies)	August 6, 2021
Date of Extraordinary Shareholders Meeting to Approve the Share Exchange (SECOM JOSHINETSU)	September 27, 2021 (tentative)
Last trading day (SECOM JOSHINETSU)	October 27, 2021 (tentative)
Delisting day (SECOM JOSHINETSU)	October 28, 2021 (tentative)
Effective date of the Share Exchange	November 1, 2021 (tentative)

(Note)	Schedule above is subject to change by agreement of both companies.

(2)	Method of the Share Exchange

In the Share Exchange, SECOM will become a wholly owning parent company in share exchange and SECOM JOSHINETSU will become a wholly owned subsidiary in share exchange. The Share Exchange will be implemented with setting November 1, 2021 as the effective date of the Share Exchange, for SECOM, without obtaining the approval by the shareholder meeting by way of the simplified share exchange as set forth in the main paragraph of Article 796, Paragraph 2 of the Companies Act and SECOM JOSHINETSU will obtain the approval for execution of the Share Exchange Agreement in its extraordinary shareholder meeting to be held on September 27, 2021. The effective date of the Share Exchange is subject to change by agreement of both companies.

(3)	Allotment of shares in the Share Exchange

	SECOM (wholly owning parent company in share exchange)	SECOM JOSHINETSU (wholly owned subsidiary in share exchange)
Allotment ratio pertaining to the Share Exchange	1	0.74
Number of shares allotted by the Share Exchange	Ordinary shares of SECOM: 1,139,286 shares (tentative)

(Note 1)  Allotment ratio of shares

SECOM allots 0.74 ordinary shares per 1 ordinary share of SECOM JOSHINETSU. Provided that no shares will be allotted in the Share Exchange to ordinary shares of SECOM JOSHINETSU (11,325,244 shares as of today) that SECOM owns immediately before SECOM acquires all ordinary shares of SECOM JOSHINETSU (the “Base Time”) in the Share Exchange (excluding those of SECOM JOSHINETSU that SECOM owns).

The abovementioned allotment ratio pertaining to the Share Exchange is subject to change upon consultation between the companies, in case any material cause which may affect appropriateness of the allotment ratio arises or is revealed.

(Note 2)  Shares to be allotted by the Share Exchange

SECOM will allot ordinary shares of SECOM in the Share Exchange to the shareholders of SECOM JOSHINETSU (excluding SECOM) as of the Base Time as calculated based on the share exchange ratio above in return for ordinary shares of SECOM JOSHINETSU the shareholders own. Upon the allotment, SECOM will allot 1,139,286 treasury shares it owns and has no plan to issue new shares.

Since SECOM JOSHINETSU will resolve by the meeting of its board of directors to be held on or before the previous day of the effective date of the Share Exchange to cancel upon the Base Time all treasury shares SECOM JOSHINETSU holds as of the Base Time (including treasury shares acquired by SECOM JOSHINETSU through share purchase pertaining to dissenting shareholders' appraisal rights in accordance with Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange), the abovementioned number of shares allotted in the Share Exchange is calculated on the assumption that the cancellation is carried out. In the meantime, the abovementioned number of shares allotted in the Share Exchange is subject to change due to acquisition of treasury shares by SECOM JOSHINETSU or any other reasons.

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(Note 3)  Treatment of shares constituting less than one unit (tangen miman kabushiki)

Although shares constituting less than one unit cannot be sold on the financial instruments exchange market, shareholders of SECOM JOSHINETSU who will hold SECOM shares constituting less than one unit (less than 100 shares) as a result of the Share Exchange may resort to the following programs with respect to such SECOM shares constituting less than one unit relating to SECOM ordinary shares on or after the effective date of the Share Exchange.

▪ Buyback	program of shares constituting less than one unit

This is based on Article 192, Paragraph 1 of the Companies Act, whereby shareholders who hold shares constituting less than one unit may request that SECOM purchase from them the shares constituting less than one unit that they hold.

▪	Top-up program of shares constituting less than one unit

This is based on Article 194, Paragraph 1 of the Companies Act and Articles of Incorporation of SECOM, whereby shareholders who hold shares constituting less than one unit may request that SECOM sell them the number of SECOM shares that, together with the number of shares constituting less than one unit held by them, will constitute one unit, and allow them to purchase such shares.

(Note 4) Treatment of fractions less than one share

With respect to the shareholders of SECOM JOSHINETSU who will receive the allotment of any fraction less than one share of SECOM upon the Share Exchange, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, SECOM will sell SECOM ordinary shares equivalent to the total number of such fractions (any fraction of less than one share in the total number will be rounded down), and the sale proceeds will be paid in cash to such shareholders of SECOM JOSHINETSU in proportion to such fractions they have.

(4)	Handling of share acquisition rights and corporate bonds with share acquisition rights in connection with the Share Exchange

SECOM JOSHINETSU has not issued share acquisition rights or corporate bonds with share acquisition rights.

3.	Basis for the content of the allocation concerning the Share Exchange
(1)	Basis and reasons for the content of the allocation

SECOM appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) in mid-February 2021 as its financial advisor and a third-party valuation organization as well as URYU & ITOGA in early March 2021 as its legal advisor being respectively independent from SECOM and SECOM JOSHINETSU, as well as Mr. Shingo Nozawa, Ms. Maiko Saito, Nozawa Corporation Co., Ltd., and Nozawa Creation Co., Ltd. which were supposed to execute a tender offer agreement respectively with SECOM (the “Prospective Shareholders”). SECOM JOSHINETSU, on March 30, 2021, appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and a third-party valuation organization as well as Anderson Mōri & Tomotsune as its legal advisor independent of SECOM, SECOM JOSHINETSU, and the Prospective Shareholders. SECOM JOSHINETSU, by resolution at the board of directors meeting held on March 30, 2021, established a special committee (the “Special Committee”) consisting of three members, Mr. Rokuro Murayama (an independent outside director of SECOM JOSHINETSU, attorney at law), Ms. Masako Nakayama (an independent outside director of SECOM JOSHINETSU, President and Representative Director of KITAC CORPORATION) and Mr. Hiroshi Taguchi (an independent outside auditor (full-time auditor) of SECOM JOSHINETSU; a former Manager of Administrative and System Management of THE TAIKO BANK, LTD.). On this basis, SECOM and SECOM JOSHINETSU had been engaged in multiple discussions and consideration to further enhance the corporate value of both companies.

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As a result, in the meetings of respective board of directors each held on May 28, 2021, SECOM and SECOM JOSHINETSU reached the conclusion that, as stated in “1. Purpose of wholly owning the subsidiary through the Share Exchange” above, making SECOM JOSHINETSU a wholly owned subsidiary will realize faster and more flexible management decisions made through integration of SECOM and SECOM JOSHINETSU, and concentrates necessary management resource on the security service business along with stronger coordination with SECOM JOSHINETSU, leading to achievement of the sustainable development and pursuing further enhancement of both companies’ corporate values. Based on this conclusion, the companies respectively resolved that SECOM would implement the Tender Offer and SECOM JOSHINETSU would express its opinions in favor of the Tender Offer together with recommendation that all shareholders of SECOM JOSHINETSU would tender for the Tender Offer.

As stated in the Tender Offer Press Release, SECOM planned that it would make SECOM JOSHINETSU a wholly owned subsidiary as a result of share exchange after completion of the Tender Offer if SECOM failed to acquire all ordinary shares of SECOM JOSHINETSU, valuation of ordinary shares of SECOM JOSHINETSU to determine the consideration that shareholders of SECOM JOSHINETSU receive as a result of share exchange (ordinary shares of SECOM; provided that, if shareholders are to receive any fraction less than one share, cash will be distributed for such fraction pursuant to the Companies Act) would be the same price as the ordinary shares of SECOM JOSHINETSU in this Tender Offer (6,350 JPY per share; the “Tender Offer Price”), and the market share price method would be adopted for valuation of ordinary shares of SECOM by setting the preceding business day of the date executing the share exchange agreement pertaining to the Share Exchange as the base date. As such, SECOM intended to provide conditions which are not less advantageous to those who did not tender for the Tender Offer and receive ordinary shares of SECOM via the Share Exchange than to those who tendered in the Tender Offer.

As SECOM failed to acquire all ordinary shares of SECOM JOSHINETSU as a result of the Tender Offer, after completion of the Tender Offer, each of SECOM and SECOM JOSHINETSU started discussion over the Share Exchange and carefully considered with referring to the valuation result of share exchange ratio submitted by respective third party valuation organization, and took into account conditions as well as the results of the Tender Offer launched prior to the Share Exchange, the level of market share price of SECOM ordinary share, and other various factors, before the companies had been engaged in multiple negotiations and discussions.

Specifically speaking, as stated in “(4) Measures to ensure fairness” below, after deliberate discussion and consideration based on the valuation report for share exchange ratio submitted as of August 5, 2021 by SMBC Nikko Securities as the financial advisor and the third party valuation organization (the “Valuation Report for the Share Exchange (SMBC Nikko Securities)”), SECOM made a decision that allotment ratio pertaining to the Share Exchange (the “Share Exchange Ratio”) as described in “(3) Allotment of shares in the Share Exchange” in “2. Summary of the Share Exchange” above is appropriate and does not hamper the interest of shareholders of SECOM and SECOM JOSHINETSU, thus leading to the conclusion that it is reasonable to implement the Share Exchange at the Share Exchange Ratio.

Meanwhile, as stated in “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” below, SECOM JOSHINETSU deliberated and considered the conditions of the Share Exchange based on (a) the legal advice from Anderson Mōri & Tomotsune; (b) the valuation report for share exchange ratio submitted as of August 5, 2021 by Nomura Securities as the financial advisor and the third party valuation organization (the “Valuation Report for the Share Exchange (Nomura Securities)”); (c) the valuation report for share exchange ratio submitted as of August 5, 2021 via the Special Committee by PLUTUS CONSULTING CO., LTD. (“Plutus”) as the financial advisor and third-party valuation organization that the Special Committee independently appointed (the “Valuation Report for the Share Exchange (Plutus)”); (d) the report submitted as of August 5, 2021 by the Special Committee to the effect that the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders, (the “Report”); and (e) other materials, along with necessity to consider fairness between shareholders of SECOM JOSHINETSU who tendered for this Tender Offer and shareholders who did not. SECOM JOSHINETSU has considered the share exchange ratio in the Share Exchange Ratio by evaluating the price of SECOM JOSHINETSU’s ordinary share at the same price as the Tender Offer Price, and, as to the ordinary shares of SECOM, based upon Nomura Securities’ valuation by the market share price method setting the previous business day of the execution day of share exchange agreement pertaining to the Share Exchange as the base date. As a result, SECOM JOSHINETSU has reached the conclusion that it is reasonable to implement the Share Exchange at the Share Exchange Ratio, given that the Share Exchange Ratio is not more disadvantageous conditions to the minority shareholders of SECOM JOSHINETSU who will receive ordinary shares of SECOM as a result of the Share Exchange than conditions when they tender in the Tender Offer and the Share Exchange Ratio is at a reasonable level in light of the Valuation Report for the Share Exchange (Nomura Securities).

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As such, each of SECOM and SECOM JOSHINETSU concluded that it is appropriate to carry out the Share Exchange with the Share Exchange Ratio. Accordingly, each company has resolved by the meeting of its board of directors held today and executed the Share Exchange Agreement.

(2)	Matters concerning the valuation
(i)	Names of the valuation organizations and their relationships with both companies

SMBC Nikko Securities as the financial advisor and the third party valuation organization of SECOM does not fall under the related parties of SECOM and SECOM JOSHINETSU and does not have any material interest to be stated regarding the Share Exchange.

Nomura Securities as the financial advisor and the third party valuation organization of SECOM JOSHINETSU as well as Plutus as the financial advisor and the third party valuation organization independently appointed by the Special Committee does not fall under the related parties of SECOM and SECOM JOSHINETSU and does not have any material interest to be stated regarding the Share Exchange.

(ii)	Outline of the calculation

SMBC Nikko Securities, after analyzing the Tender Offer which had taken place prior to the Share Exchange, its various conditions, and its result, etc., conducted valuation of SECOM’s share, adopting the market share price method as SECOM is listed on the TSE First Section exchange and market price exists. For the market share price method, setting the base date on August 5, 2021, it adopted a simple average stock price of closing prices for the respective period of 1 month, 3 months, and 6 months in the TSE First Section.

Also, for the valuation of SECOM JOSHINETSU’s ordinary share per share, SMBC Nikko Securities confirmed with SECOM JOSHINETSU that there had occurred no events which had had material effect on the financial situations and business forecast of SECOM JOSHINETSU, etc. on or after May 28, 2021 when the Tender Offer Price was determined and announced. Thereafter, as there occurred no events which may have materially affected the value of SECOM JOSHINETSU’s ordinary share per share, SMBC Nikko Securities adopted 6,350 JPY as a result of its valuation, which is identical to the Tender Offer Price (6,350 JPY per share).

The valuation result of the share exchange ratio is assessed as 0.71 ~ 0.76, on the assumption that the value of SECOM’s ordinary share per share is set at 1 based upon the valuation above.

In the share valuation of the share exchange ratio, SMBC Nikko Securities has assumed that the public information and all information provided by SECOM and SECOM JOSHINETSU are accurate and complete, and has not independently verified, nor owed an obligation to verify, the accuracy and completeness of such information. The assets or liabilities of SECOM and SECOM JOSHINETSU as well as their affiliates have not been independently evaluated, appraised or assessed, and have not been brought to appraisement or assessment by any third-party organization.

In the meantime, after analyzing the Tender Offer which had taken place prior to the Share Exchange, its various conditions, and its result, etc., Nomura Securities conducted valuation of SECOM’s share, adopting the average market share price method as SECOM is listed on the TSE First Section.

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On the other hand, Nomura Securities conducted valuation of SECOM JOSHINETSU’s share, adopting (i) the average market share price method as SECOM JOSHINETSU is listed on the TSE Second Section, (ii) the comparable companies analysis method as there are multiple listed companies comparable to SECOM JOSHINETSU, which makes it possible to consider its share value through such comparison with similar companies, and (iii) the discounted cash flow method (the “DCF Method”) to reflect the future business operation on the valuation.

The valuation ranges are as follows on the assumption that the value of SECOM’s ordinary share per share is set at 1.

Adopted Method	Valuation range of share exchange ratio
Average market share price method	0.52 ~ 0.75
Comparable companies analysis method	0.45 ~ 0.71
DCF method	0.66 ~ 0.79

In the share valuation of the share exchange ratio, Nomura Securities has used the public information and all information provided by SECOM and SECOM JOSHINETSU on the assumption that these materials and information are accurate and complete, and has not independently verified the accuracy and completeness of such information. The assets or liabilities of SECOM and SECOM JOSHINETSU as well as their subsidiaries and affiliates (including contingent liabilities) have not been independently evaluated, appraised or assessed, including analysis and evaluation of individual assets and liabilities, and have not been brought to appraisement or assessment by any third-party organization. The valuation by Nomura Securities reflects information and economic conditions as of August 5, 2021. The financial forecast of SECOM JOSHINETSU is assumed to have been reasonably considered or prepared by the management of SECOM JOSHINETSU on the basis of the best and good faith forecasts and judgement available at this time.

Plutus, after analyzing the Tender Offer which had taken place prior to the Share Exchange, its various conditions, and its result, etc., conducted valuation of SECOM’s share based on the market share price method as SECOM is listed on the TSE First Section. For the market share price method, setting the base date on August 5, 2021, it adopted a simple average stock price of closing prices for the respective period of 1 month, 3 months, and 6 months in the TSE First Section. On the other hand, Plutus conducted valuation of SECOM JOSHINETSU’s share, adopting (i) the comparable companies analysis method as there are multiple listed companies comparable to SECOM JOSHINETSU, which makes it possible to consider its share value through such comparison with similar companies, and (ii) the DCF Method to reflect the future business operation on the valuation. Meanwhile, as spread of the share price of SECOM JOSHINETSU has been narrowed by the tender offer price and it is indicated that other information has not been reflected on the market share price as such, Plutus used the valuation result of the market share price method for the reference purposes, although it has adopted the method only for the period after the announcement of the Tender Offer in relation to SECOM JOSHINETSU. Below are the valuation results regarding the range of SECOM shares to be allotted for one SECOM JOSHINETSU share in each valuation method.

Adopted Method		Valuation range of share exchange ratio
SECOM	SECOM JOSHINETSU
Market share price method	Comparable companies analysis method	0.62～0.69
	DCF method	0.67～0.94

(Reference)

Adopted Method		Valuation range of share exchange ratio
SECOM	SECOM JOSHINETSU
Market share price method	Market share price method	0.74～0.75

In the valuation of the share exchange ratio, Plutus has used the public information and all information provided by SECOM and SECOM JOSHINETSU on the assumption that these materials and information are accurate and complete, and has not independently verified the accuracy and completeness of such information. The assets or liabilities of both companies as well as their affiliates (including derivatives, off-balance sheet asset, liabilities, and other contingent liabilities) have not been independently evaluated, appraised or assessed, including analysis and evaluation of individual assets and liabilities, and have not been brought to appraisement or assessment by any third-party organization. The valuation by Plutus reflects information and economic conditions as of August 5, 2021. The financial forecast of SECOM JOSHINETSU is assumed to have been reasonably considered or prepared on the basis of the best and good faith forecasts and judgement available at this time. On the other hand, substantial increase or decrease in the profit are not expected in the financial forecast of SECOM JOSHINETSU on which Plutus premised for the valuation in the DCF method.

(3)	Prospects of and reasons for delisting

As a result of the Share Exchange, upon arrival of the effective date (scheduled on November 1, 2021), SECOM JOSHINETSU becomes a wholly owned subsidiary of SECOM, and the ordinary shares of SECOM JOSHINETSU will be delisted as of October 28, 2021 (the last trading day will be October 27, 2021). Although the ordinary shares of SECOM JOSHINETSU cannot be traded in the TSE Second Section after being delisted, the shareholders of SECOM JOSHINETSU (except for SECOM) will be allotted the ordinary shares of SECOM in accordance with the Share Exchange Agreement, as stated in “(3) Allotment of shares in the Share Exchange” in “2. Summary of the Share Exchange” above. Even after the ordinary shares of SECOM JOSHINETSU are delisted, the ordinary shares of SECOM which will be allotted to the shareholders of SECOM JOSHINETSU (except for SECOM) as a result of the Share Exchange will continue to be listed on the TSE First Section and can be traded thereon after the effective date of the Share Exchange. Therefore, while shares constituting less than one unit may be allotted to the shareholders of SECOM JOSHINETSU who will be allotted the ordinary shares of SECOM no less than 100 shares, which is the unit shares, as a result of the Share Exchange depending on the number of shares it holds, shares no less than one unit can be still traded on the TSE First Section and it ensures liquidity of shares.

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On the other hand, the shareholders of SECOM JOSHINETSU who will be allotted the ordinary shares of SECOM less than 100 shares will be shareholders of SECOM holding shares less than one unit. Although shares constituting less than one unit cannot be traded on the TSE First Section, shareholders of SECOM JOSHINETSU holding such shares less than one unit may use buyback program of shares constituting less than one unit and top-up program of shares constituting less than one unit if they wish to do so. For details, please see “(Note 3) Treatment of shares constituting less than one unit (tangen miman kabushiki)” of “(3) Allotment of shares in the Share Exchange” in “2. Summary of the Share Exchange” above.

In addition, for details of treatment of fractions less than one share, please see “(Note 4) Treatment of fractions less than one share” of “(3) Allotment of shares in the Share Exchange” in “2. Summary of the Share Exchange” above.

The shareholders of SECOM JOSHINETSU may trade the ordinary shares of SECOM JOSHINETSU they hold as usual in the TSE Second Section until the last trading day scheduled on October 27, 2021, and exercise rights set forth under the Companies Act and other regulations as appropriate.

(4)	Measures to ensure fairness

Since SECOM already holding 11,325,244 ordinary shares of SECOM JOSHINETSU (ownership ratio: 88.03%) makes SECOM JOSHINETSU its wholly owned subsidiary through the Share Exchange, SECOM determined that it needs to ensure fairness of the Share Exchange. SECOM and SECOM JOSHINETSU have taken following measures to ensure fairness of the share exchange ratio in the Share Exchange.

(i)	Obtaining valuation reports from the independent valuation organizations

SECOM obtained the Valuation Report for the Share Exchange (SMBC Nikko Securities) as of August 5, 2021 from SMBC Nikko Securities as its financial advisor and third-party valuation organization. Please see “(2) Matters concerning the valuation” in “3. Basis for the content of the allocation concerning the Share Exchange” above for the outline of the report. Meanwhile, SECOM has not obtained a fairness opinion from SMBC Nikko Securities on the reasonableness of the Share Exchange Ratio.

On the other hand, SECOM JOSHINETSU obtained the Valuation Report for the Share Exchange (Nomura Securities) as of August 5, 2021 from Nomura Securities as its financial advisor and third-party valuation organization. Please see “(2) Matters concerning the valuation” in “3. Basis for the content of the allocation concerning the Share Exchange” above for the outline of the report. Meanwhile, SECOM JOSHINETSU has not obtained a fairness opinion from Nomura Securities on the fairness of the Share Exchange Ratio.

Moreover, the Special Committee obtained the Valuation Report for the Share Exchange (Plutus) as of August 5, 2021 from Plutus as its independent financial advisor and third-party valuation organization. Please see “(2) Matters concerning the valuation” in “3. Basis for the content of the allocation concerning the Share Exchange” above for the outline of the report. Meanwhile, the Special Committee has not obtained a fairness opinion from Plutus on the fairness of the Share Exchange Ratio.

(ii)	Advice from independent law firms

SECOM has obtained advice on the implementation of due diligence and on the legal aspect of method and procedures for the Share Exchange and decision making by the board of directors from URYU & ITOGA as its legal advisor for the Share Exchange.

On the other hand, SECOM JOSHINETSU has obtained advice on the implementation of due diligence and on the legal aspect of method and procedures for the Share Exchange and decision making by the board of directors from Anderson Mōri & Tomotsune as its legal advisor for the Share Exchange.

Furthermore, the Special Committee has obtained advice on the legal aspect of method and procedures for the Share Exchange and decision making by the board of directors from Mr. Akito Takahashi, attorney-at-law (Takahashi & Katayama Law Office), as its independent legal advisor for the Share Exchange.

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In the meantime, URYU & ITOGA, Anderson Mōri & Tomotsune, and Mr. Akito Takahashi are independent from SECOM, SECOM JOSHINETSU, and the Prospective Shareholders, and do not hold any material interest in either company.

(5)	Measures to avoid conflicts of interest

Since SECOM already holding 11,325,244 ordinary shares of SECOM JOSHINETSU (ownership ratio: 88.03%) makes SECOM JOSHINETSU its wholly owned subsidiary through the Share Exchange, SECOM JOSHINETSU has implemented following measures in order to avoid the conflict of interest in connection with the Share Exchange.

(i)	Establishment of a special committee in SECOM JOSHINETSU

As stated in “(1) Basis and reasons for content of the allocation” above, SECOM JOSHINETSU established the Special Committee independent from SECOM, SECOM JOSHINETSU, and the Prospective Shareholders. SECOM JOSHINETSU consulted with the Special Committee as to whether: (i) the purpose of the Transaction is reasonable (including whether the Transaction will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (ii) the appropriateness of the terms and conditions of the Transaction (including the method of the implementation of the Transaction, the Tender Offer Price and the type of consideration of the Transaction) has been ensured; (iii) interest of SECOM JOSHINETSU’s minority shareholders is duly respected through fair procedures in the Transaction, (iv) other than (i) through (iii) above, the Transaction is not considered to be disadvantageous to SECOM JOSHINETSU’s minority shareholders; and (v) board of directors of SECOM JOSHINETSU should express an opinion in support of the Tender Offer and to recommend SECOM JOSHINETSU’s shareholders to tender their shares in the Tender Offer. In addition, when establishing the Special Committee, the board of directors of SECOM JOSHINETSU resolved that the Special Committee shall be a panel independent from the board of directors of SECOM JOSHINETSU, and the board of directors of SECOM JOSHINETSU should respect the Special Committee’s opinions to the fullest extent in making decisions regarding the Transaction, and if the Special Committee determines that the Transaction is not appropriate, the board of directors of SECOM JOSHINETSU should not decide on the implementation of the Transaction, and that while SECOM JOSHINETSU proceeds with negotiations with SECOM on the terms and other matters of the Transaction, SECOM JOSHINETSU shall report the status of such negotiations to the Special Committee at proper timings and shall ask for its opinion, instructions and requests in a material phase. Also, the board of directors of SECOM JOSHINETSU further resolved to grant to the Special Committee the authority to appoint its lawyer, valuation organization, certified public accountant or other advisors as it deems necessary at the expense of SECOM JOSHINETSU, and the authority to conduct investigation pertaining to its duties (including to ask questions to officers or employees of SECOM JOSHINETSU who are related to the Transaction, or to SECOM JOSHINETSU’s advisors involved in the Transaction as to the matters necessary for the committee’s duties, and to request explanations or advice from them) at the expense of SECOM JOSHINETSU. In accordance with the said authorization, on March 30, 2021, the Special Committee has appointed Mr. Akito Takahashi, attorney-at-law (Takahashi & Katayama) as its own legal advisor and Plutus as its own financial advisor and third-party valuation organization.

As stated in “(II) Establishment by Our Company of an Independent Special Committee” in “(6) Measures to Ensure Fairness of the Tender Offer, Such as Measures to Ensure Fairness of the Tender Offer Price as Well as Measures to Avoid Conflicts of Interest” in “3. Details, Grounds and Reasons of Opinion on the Tender Offer” of “Notice Concerning Statement of Opinion on Approval of the Tender Offer for Our Shares by Our Parent Company SECOM Co., Ltd. and Recommendation for Tender” dated May 28, 2021 released by SECOM JOSHINETSU, the Special Committee carefully discussed and reviewed the advisory matters mentioned above by referring to legal advice received from Mr. Akito Takahashi, attorney-at-law (Takahashi & Katayama Law Office) and advice of Plutus from a financial perspective as well as the share valuation report pertaining to the valuation result of SECOM JOSHINETSU shares submitted by Plutus on May 27, 2021. As a result, SECOM JOSHINETSU received a written report dated May 28, 2021 (the “May Report”) to the effect that the Special Committee believes that (I) the purpose of the Transaction is found to be reasonable (the Transaction will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (II) the appropriateness of the terms of the Transaction (including the method of implementation of the Transaction, the Tender Offer Price and the type of consideration for the Transaction) has been ensured; (III) sufficient consideration has been given to the interests of SECOM JOSHINETSU’s minority shareholders through fair procedures in the Transaction; (IV) other than (I) through (III) above, the Transaction is not considered to be disadvantageous to the minority shareholders of SECOM JOSHINETSU; and (V) based on (I) through (IV) above, at present, it is reasonable for the board of directors of SECOM JOSHINETSU to express an opinion in support of the Tender Offer and to recommend that SECOM JOSHINETSU’s shareholders tender their shares in the Tender Offer, and that it is not disadvantageous to the minority shareholders of SECOM JOSHINETSU.

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Upon consideration of the Share Exchange, SECOM JOSHINETSU also consulted with the Special Committee whether (I) the purpose of the Share Exchange is found to be reasonable (including whether the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (II) the appropriateness of the terms of the Share Exchange (including the Share Exchange Ratio) has been ensured; (III) sufficient consideration has been given to the interests of SECOM JOSHINETSU’s minority shareholders through fair procedures in the Share Exchange; and (IV) other than (I) through (III) above, the Share Exchange is not considered to be disadvantageous to the minority shareholders of SECOM JOSHINETSU (the “Advisory Matters”).

After completion of the Tender Offer, meetings of the Special Committee were held 4 times in total during the period from July 15, 2021 to August 5, 2021. The Special Committee reviewed measures to be taken to ensure fairness of the procedure in the Share Exchange by referring to legal advice received from Mr. Akito Takahashi, attorney-at-law (Takahashi & Katayama Law Office) and views heard from Anderson Mōri & Tomotsune. Additionally, the Special Committee was briefed by Plutus and Nomura Securities about the reasons why each adopted the valuation method for the share exchange ratio in the Share Exchange, valuation results of each method, and material conditions precedent. Through questions and answers as well as review and discussions of these matters, it confirmed the reasonableness thereof. Furthermore, in order to make sure that there exist no issues which materially hinder the implementation of the Transaction including the Share Exchange, at the end of May 2021, Anderson Mōri & Tomotsune and Grant Thornton Yamada & Partners conducted due diligence of SECOM and the results were reported to SECOM JOSHINETSU and the Special Committee. Upon completion of the Tender Offer, in the middle of July 2021, Anderson Mōri & Tomotsune and Grant Thornton Yamada & Partners conducted additional due diligence of SECOM and the result was reported to SECOM JOSHINETSU and the Special Committee. Based upon those processes, after receiving reports about negotiation status with SECOM and gathering information about the Share Exchange through the secretariat of SECOM JOSHINETSU and each advisor, etc., the Special Committee approved the negotiation policy including the share exchange ratio based on its review and consideration thereof. Thereafter, by giving instructions or making requests, it took part in the negotiation with SECOM for the share exchange ratio.

In this context, the Special Committee has deliberated on the Advisory Matters. As a result, it submitted the Report dated August 5, 2021, based on unanimous approval of the committee members, to the board of directors of SECOM JOSHINETSU to the effect that the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders, given that (i) the purpose of the Share Exchange is found to be reasonable (the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (ii) the appropriateness of the transaction terms of the Share Exchange (including the Share Exchange Ratio) has been ensured; (iii) sufficient consideration has been given to the interests of the SECOM JOSHINETSU’s minority shareholders through fair procedures in the Share Exchange; and (iv). other than (i) through (iii) above, the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders. For outline of the opinion by the Special Committee, please see “(3) Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of the minority shareholders” in “8. Matters relating to transactions, etc. with the controlling shareholder”.

(ii)	Establishment of a Structure for Independent Review by SECOM JOSHINETSU

SECOM JOSHINETSU established an internal structure to review, negotiate and make decisions on the Transaction from a standpoint independent from SECOM and Prospective Shareholders with a view to eliminating the issue of structural conflicts of interest.

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To be specific, from a viewpoint of eliminating the issue of structural conflicts of interest, since March 24, 2021, when SECOM JOSHINETSU received the initial proposal (the “Initial Proposal”) from SECOM indicating that it would like to start considering making SECOM JOSHINETSU a wholly owned subsidiary of SECOM, SECOM JOSHINETSU has excluded the officers and employees of SECOM JOSHINETSU who are serving as officers or employees of companies of the SECOM Group other than SECOM JOSHINETSU (such officers and employees include Mr. Yoshinori Yamanaka, the President and Representative Director of SECOM JOSHINETSU, Mr. Kosaku Sogabe, a director of SECOM JOSHINETSU, and Mr. Yasuhiro Tsuji, an auditor of SECOM JOSHINETSU) and Mr. Shingo Nozawa, the Chairman and Representative Director of SECOM JOSHINETSU who planned to execute the tender offer agreement with SECOM, from the process of negotiation between SECOM JOSHINETSU and SECOM on the terms of the Transaction, including the Tender Offer Price. Since Mr. Yoshinori Yamanaka, the President and Representative Director of SECOM JOSHINETSU, is concurrently serving as a full-time executive officer of SECOM, SECOM JOSHINETSU has transferred the authority to represent SECOM JOSHINETSU in all of the acts concerning the Transaction from him to Mr. Koji Shimotori, a full-time director of SECOM JOSHINETSU, who does not serve as an officer or employee of any companies of the SECOM Group other than SECOM JOSHINETSU in accordance with SECOM JOSHINETSU’s articles of incorporation and SECOM JOSHINETSU’s internal rules as well as the resolution of the Board of Directors. Since SECOM JOSHINETSU usually prepares the business plan for the next fiscal year in around February every year, Mr. Yoshinori Yamanaka and Mr. Kosaku Sogabe were involved in the preparation of the business plan for the fiscal year ending March 2022 (the “Business Plan”), which is included in the business plan on which valuation of the SECOM JOSHINETSU shares by SECOM, Nomura Securities and Plutus was premised, as a part of their yearly duties of the preparation before March 24, 2021, when SECOM JOSHINETSU received the Initial Proposal. However, since March 24, 2021, when SECOM JOSHINETSU received the Initial Proposal, SECOM JOSHINETSU reviewed the business plan for the fiscal year ending March 2022 again under the internal review system excluding officers and employees of SECOM JOSHINETSU who are also serving as officers or employees of companies of the SECOM Group other than SECOM JOSHINETSU (including Mr. Yoshinori Yamanaka and Mr. Kosaku Sogabe). Among the directors of SECOM JOSHINETSU, three directors, Mr. Shingo Nozawa, the Chairman and Representative Director of SECOM JOSHINETSU, Mr. Yoshinori Yamanaka, the President and Representative Director of SECOM JOSHINETSU and Mr. Kosaku Sogabe, a director of SECOM JOSHINETSU, were excluded from the deliberation at the board of directors meeting held on April 15, 2021, and the remaining five directors unanimously adopted the resolution to approve the business plan for the fiscal year ending March 2022 after deliberation. The officers and employees of SECOM JOSHINETSU who are serving as officers or employees of companies of the SECOM Group other than SECOM JOSHINETSU and Mr. Shingo Nozawa, the Chairman and Representative Director of SECOM JOSHINETSU are not involved in the preparation of business plans for the fiscal year ending March 2023 through the fiscal year ending March 2026, which are included in the Business Plan. Among the directors of SECOM JOSHINETSU, Mr. Yoshinori Yamanaka, the President and Representative Director, Mr. Shingo Nozawa, the Chairman and Representative Director and Mr. Kosaku Sogabe, a director, and among the auditors of SECOM JOSHINETSU, Mr. Yasuhiro Tsuji, an auditor are not involved in SECOM JOSHINETSU’s decision making in relation to the Transaction (including the approval of the Business Plan) with a view to eliminating the possibility of the decision making being tainted by the issue of structural conflicts of interest in the Transaction and by the issue of inequality in available information.

Taking the measures above into consideration, the Special Committee has admitted that the internal system for review of the Transaction established by SECOM JOSHINETSU (including the scope and duties of the officers and employees of SECOM JOSHINETSU who are involved in the review, negotiations and determination regarding the Transaction) is based on advice of Anderson Mōri & Tomotsune, and that there is no problem in its independence and fairness.

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(iii)	Approval of all directors of SECOM JOSHINETSU without conflicts of interest and opinion of non-objection of all auditors free from conflicts of interest

As stated in “(1) Basis and reasons for content of the allocation” above, after discussing and deliberating various conditions relating to the Share Exchange with taking into account the Valuation Report for the Share Exchange (Nomura Securities), Valuation Report for the Share Exchange (Plutus), and the Report, all directors of SECOM JOSHINETSU who participated in discussion and resolution has unanimously resolved to implement the Share Exchange in the board of directors of SECOM JOSHINETSU held today. Additionally, all auditors except for Mr. Yasuhiro Tsuji stated that they had no objections to the adoption of the above resolution.

In light of the fact that, among the eight directors of SECOM JOSHINETSU, Mr. Shingo Nozawa, the Chairman and Representative Director has executed the tender offer agreement pertaining to the Tender Offer with SECOM, and that Mr. Yoshinori Yamanaka, the President and Representative Director and Mr. Kosaku Sogabe, one of SECOM JOSHINETSU’s directors are concurrently serving as employees (including executive officers) of SECOM, from the viewpoint of eliminating the possibility of the deliberations and resolutions at the board of directors meetings being tainted by the issue of structural conflicts of interest in the Transaction and by the issue of inequality in available information, these three directors were excluded from the deliberation at the above-mentioned board of directors meeting, and the remaining five directors unanimously adopted the above-mentioned resolution after deliberation. Among the four auditors of SECOM JOSHINETSU, three auditors attended the above-mentioned board of directors meeting and all of the three auditors stated that they had no objections to the adoption of the above resolution. As Mr. Yasuhiro Tsuji, an auditor of SECOM JOSHINETSU is concurrently serving as an employee (including executive officers) of SECOM, from the viewpoint of eliminating the possibility of the deliberations and resolutions at the board of directors meetings being tainted by the issue of structural conflicts of interest in the Transaction and by the issue of inequality in available information, he has not attended the above-mentioned board of directors meeting and has refrained from expressing his opinion.

Among the directors of SECOM JOSHINETSU, Mr. Yoshinori Yamanaka, the President and Representative Director, Mr. Kosaku Sogabe, one of SECOM JOSHINETSU’s directors, and Mr. Yasuhiro Tsuji, one of SECOM JOSHINETSU’s auditors, have not participated in the deliberation and resolution at the above-mentioned board of directors meeting today, and have also not participated in the discussions and negotiations with SECOM with respect to the Transaction as the representatives of SECOM JOSHINETSU, from the viewpoint of eliminating the possibility of being tainted by the issue of structural conflicts of interest in the Transaction and the issue of inequality in available information.

4.	Company profile of the parties to the Share Exchange (as of March 31, 2021)
	Wholly owning parent company	Wholly owned subsidiary
(1) Name	SECOM CO., LTD.	SECOM JOSHINETSU CO., LTD.
(2) Location	5-1, Jingumae 1-chome, Shibuya-ku, Tokyo	1-10, Shinkocho, Chuo-ku, Niigata
(3) Name and title of representative	Ichiro Ozeki, President and Representative Director	Yoshinori Yamanaka, President and Representative Director
(4) Description of business	Security service business, disaster prevention service business, medical service business, insurance business, geospatial information service business, BPO and ICT business, etc.	Security business centering around online security system and other business
(5) Amount of Capital	66,410 million JPY	3,530 million JPY
(6) Date of incorporation	July 7, 1962	May 25, 1967
(7) Number of outstanding shares	233,295,926 ordinary shares	13,109,501 ordinary shares
(8) Fiscal year-end	March 31	March 31
(9) Number of employees	59,436 (consolidated)	1,731 (consolidated)
(10) Major business partners	Business corporations and individual customers	Business corporations and individual customers

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(11) Main financing banks	MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd. Mitsubishi UFJ Trust and Banking Corporation		Daishi Hokuetsu Bank,Ltd. The Taiko Bank, Ltd. Towa Bank, Ltd. Hachijuni Bank, Ltd.
(12) Major shareholders and shareholding ratio	The Master Trust Bank of Japan, Ltd. (Trust Account)	16.53%	SECOM CO., LTD.	54.03%
	Custody Bank of Japan, Ltd. (Trust Account)	7.77%	Nozawa Corporation Co., Ltd.	6.95%
	JP MORGAN CHASE BANK 380055 (Standing Proxy, Mizuho Bank, Ltd., Payment Sales Department)	4.28%	Nozawa Creation Co., Ltd.	6.53%
	STATE STREET BANK AND TRUST COMPANY 505223 (Standing Proxy, Mizuho Bank, Ltd., Payment Sales Department)	2.49%	Employee Stock Association of SECOM JOSHINETSU	4.03%
	Custody Bank of Japan, Ltd. (Trust Account 7)	2.23%	Mr. Shingo Nozawa	2.89%
	STATE STREET BANK WEST CLIENT-TREATY 505234 (Standing Proxy, Mizuho Bank, Ltd., Payment Sales Department)	1.98%	Ms. Maiko Saito	2.81%
	Mr. Makoto Iida	1.94%	AVI JAPAN OPPORTUNITY TRUST PLC (Standing Proxy, Mizuho Bank, Ltd., Payment Sales Department)	2.16%
	SECOM Science and Technology Foundation	1.84%	NORTHERN TRUST CO.(AVFC) RE IEDU UCITS CLIENTS NON LENDING 15 PCT TREATY ACCOUNT (Standing Proxy, Tokyo branch of The Hongkong and Shanghai Banking Corporation Limited)	1.51%
	Custody Bank of Japan, Ltd. (Securities Investment Trust Account)	1.50%	FCP SEXTANT AUTOUR DU MONDE (Standing Proxy, Tokyo branch of The Hongkong and Shanghai Banking Corporation Limited)	1.40%
	STATE STREET BANK AND TRUST COMPANY 505103 (Standing Proxy, Mizuho Bank, Ltd., Payment Sales Department)	1.37%	NORTHERN TRUST CO.(AVFC) RE FIDELITY FUNDS (Standing Proxy, Tokyo branch of The Hongkong and Shanghai Banking Corporation Limited)	1.15%

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(13) Relationship between the parties
Capital relationships	As of today, SECOM owns 11,325,244 shares of SECOM JOSHINETSU (ownership ratio: 88.03%), rendering SECOM JOSHINETSU a consolidated subsidiary.
Personal relationships

As of today, of 8 directors of SECOM JOSHINETSU, 2 are concurrently serve as employees of SECOM. Also, of 4 auditors of SECOM JOSHINETSU, 1 is concurrently serving as an employee of SECOM.

Apart from those mentioned above, as of today, 2 employees of SECOM have been seconded to SECOM JOSHINETSU, and 1 employee of SECOM JOSHINETSU has been seconded to SECOM.

Business relationships	SECOM has executed “technical assistance agreement for security protection service”, “security service contracting agreement”, and “company emblem and trademark license agreement” with SECOM JOSHINETSU to carry out transactions pertaining to sales of goods and equipment, contract of business, and technical assistance, etc. Consideration for the sales of goods and equipment as well as contract of business is considered to be at an appropriate level, as research and development of equipment as well as operation and maintenance of information system are coherently conducted within SECOM Group, thus the equivalents can be procured cheaper and faster than using third parties other than SECOM Group. Additionally, consideration for technical assistance has been set at a certain ratio in relation to the monthly sales regarding continuous agreements.
Status as a related party	SECOM JOSHINETSU falls under the related party of SECOM due to being the consolidated subsidiary of SECOM.
(14) Operating results and financial position for the last three years (Millions of JPY, unless otherwise stated)
	SECOM (consolidated)			SECOM JOSHINETSU (consolidated)
Fiscal year	FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021	FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021
Net assets	1,125,954	1,172,494	1,229,824	44,880	46,323	48,616
Total assets	1,765,105	1,815,121	1,864,179	51,852	52,793	55,773
Net assets per share (JPY)	4,562.08	4,742.58	4,958.18	3,620.47	3,558.27	3,734.27
Net sales	1,013,823	1,060,070	1,035,898	24,169	24,360	24,345
Operating profit	130,213	142,858	136,925	4,484	4,462	4,551
Ordinary profit	144,889	151,356	138,990	4,571	4,564	4,658
Current net profit attributable to shareholders of parent company	92,009	89,080	74,681	3,089	2,793	3,074
Current net profit per share (JPY)	421.56	408.14	342.17	237.60	219.72	238.96
Dividend per share (JPY)	165.00	170.00	170.00	95.00	95.00	109.00

(Note)	SECOM resolved by the meeting of its board of directors held on June 25, 2021 to issue 2,123 shares with restrictions on transfer (contribution due date: July 21, 2021).

5.	Status after the Share Exchange
Wholly owning parent company
(1)	Name	SECOM CO., LTD.
(2)	Location	5-1, Jingumae 1-chome, Shibuya-ku, Tokyo
(3)	Name and title of representative	Ichiro Ozeki, President and Representative Director
(4)	Description of business	Security service business, disaster prevention service business, medical service business, insurance business, geospatial information service business, BPO and ICT business, etc.
(5)	Amount of Capital	66,419 million JPY

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(6)	Fiscal year-end	March 31
(7)	Net assets	To be determined
(8)	Total Assets	To be determined

6.	Summary of accounting treatment

The Share Exchange is expected to constitute common control transaction, etc. under the “Accounting Standards for Business Combinations” (ASBJ Statement No.21, January 16, 2019) and “Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Statement No. 10, January 16, 2019), and to implement accounting thereunder.

7.	Future outlook

Since SECOM JOSHINETSU is already a consolidated subsidiary of SECOM, the impact of the Share Exchange on the business results of both SECOM and SECOM JOSHINETSU is expected to be insignificant.

8.	Matters relating to transactions, etc. with the controlling shareholder
(1)	Applicability of transactions, etc. with the controlling shareholder and compliance with guidelines on measures to protect minority shareholders

The Share Exchange falls under transactions, etc. with the controlling shareholder, as SECOM which has already held 11,325,244 ordinary shares of SECOM JOSHINETSU (ownership ratio of 88.03%) will wholly own SECOM JOSHINETSU through this transaction. While SECOM JOSHINETSU stated that “our board of directors fairly and appropriately determined based on reasonable judgement, to protect the minority shareholders, with considering that necessity and conditions of the transactions are not significantly different from those with third parties and acquiring opinions from outside directors” regarding the consideration for the transaction with SECOM in “guideline for measures to protect the minority shareholders upon transactions, etc. with controlling shareholder ” set out in the corporate governance report disclosed on June 24, 2021, SECOM has taken measures to ensure fairness and avoid conflict of interests in connection with the Share Exchange, as set out in “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” in “3. Basis for the content of the allocation concerning the Share Exchange” above. Accordingly, such actions conform to the aforementioned guideline.

(2)	Matters relating to measures to ensure fairness and measures to avoid conflicts of interest

Please see “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” in “3. Basis for the content of the allocation concerning the Share Exchange” above.

(3)	Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders

As stated in “(i) Establishment by SECOM JOSHINETSU of a Special Committee” in “(5) Measures to avoid conflicts of interest” in “3. Basis for the content of the allocation concerning the Share Exchange” above, SECOM JOSHINETSU consulted with the Special Committee about whether (I) the purpose of the Share Exchange is found to be reasonable (including whether the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (II) the appropriateness of the terms of the Share Exchange (including the Share Exchange Ratio) has been ensured; (III) sufficient consideration has been given to the interests of SECOM JOSHINETSU’s minority shareholders through fair procedures in the Share Exchange; and (IV) other than (I) through (III) above, the Share Exchange is not considered to be disadvantageous to the minority shareholders of SECOM JOSHINETSU.

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As a result, it received the Report dated August 5, 2021 from the Special Committee with unanimous approval by its members to the effect that the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders, given that (i) the purpose of the Share Exchange is found to be reasonable (the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value); (ii) the appropriateness of the transaction terms of the Share Exchange (including the Share Exchange Ratio) has been ensured; (iii) sufficient consideration has been given to the interests of the SECOM JOSHINETSU’s shareholders through fair procedures in the Share Exchange; and (iv), other than (i) through (iii) above, the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders. Outline of the Report by the Special Committee is as follows:

(i)	Contents of the report
a.	The committee considers that the purpose of the Share Exchange is found to be reasonable (the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value);
b.	The committee considers that the appropriateness of the transaction terms of the Share Exchange (including the Share Exchange Ratio) has been ensured;
c.	The committee considers that fairness in the procedure pertaining to the Share Exchange is ensured, and that sufficient consideration has been given to the interests of the SECOM JOSHINETSU’s minority shareholders; and
d.	Other than (i) through (iii) above, the committee considers that the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders.
(ii)	Reasons of the report
1.	As to a. above, the purpose of the Share Exchange is found to be reasonable (the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value), since it is believed that the purpose of the Transaction including the Share Exchange is found to be reasonable (the Share Exchange will contribute to enhancement of SECOM JOSHINETSU’s corporate value), and it is considered that there have been no circumstances inconsistent with such status during the period from the submission of the May Report to the submission of the Report.
2.	As to b. above, it considers that the appropriateness of the transaction terms of the Share Exchange (including the Share Exchange Ratio) has been ensured in view of the following reasons:
A.	In order to ensure the fairness and appropriateness of terms of the Share Exchange and, among others, the Share Exchange Ratio and upon consideration and determination thereof, SECOM JOSHINETSU has appointed an independent third-party valuation organization for the valuation of share exchange ratio, and has acquired and referred to the valuation report for the share exchange ratio from the third-party valuation organization.
B.	The valuation process leading to the conclusion in the valuation report for the share exchange ratio prepared by the third-party valuation organization is considered to be common and reasonable in light of current practice.
C.	The contents of the valuation are considered to be appropriate in light of current practice. In addition, the Special Committee has grasped the background of preparing the business plan of SECOM JOSHINETSU and the current status of SECOM JOSHINETSU, based on the explanation to the Special Committee by SECOM JOSHINETSU and the third-party valuation organization about SECOM JOSHINETSU’s business plan which underlies the valuation. Thereafter, the Special Committee has confirmed that the business plan is reasonable by reviewing if there is any unreasonableness in light of the abovementioned matters, reaching the conclusion that the business plan is a reasonable one.
D.	Based upon those matters, any particular unreasonableness or significant issues are not considered to be found in the valuation report for the share exchange ratio prepared by the third-party valuation organization.
E.	At the same time, SECOM JOSHINETSU has reviewed the Share Exchange Ratio, after it comprehensively considered the necessity and advantages of the Share Exchange or circumstances like impact on the future business of SECOM JOSHINETSU in accordance with the valuation report for the share exchange ratio.
F.	SECOM JOSHINETSU has appointed Nomura Securities as its financial advisor (the third-party valuation organization), and gone through negotiations on the overall terms of the Share Exchange including the Share Exchange Ratio.
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G.	The Special Committee has also appointed Plutus as its independent financial advisor and third-party valuation organization, and has acquired and referred to the valuation report for the Share Exchange Ratio from the third-party valuation organization.
H.	These actions by SECOM JOSHINETSU are considered to be reasonable and appropriate as a way to ensure fairness and reasonableness of the terms of the Share Exchange, among others, Share Exchange Ratio, and to eliminate arbitrariness from the decision-making process by SECOM JOSHINETSU regarding such terms.
I.	Moreover, it can be said that the terms of the Share Exchange are valuated and determined based on the price same as the Tender Offer Price and the Share Exchange is planned to take place as procedure following the Tender Offer (so-called two-step acquisition). As such, it is considered to be reasonable to make the terms of transactions which take place at a similar time identical.
J.	Even after the shareholders of SECOM JOSHINETSU come to hold the ordinary shares of SECOM as a result of the share exchange in the course of so-called two-step acquisition, shareholders who wish to convert shares to cash have such opportunities due to liquidity of SECOM’s ordinary shares in stock exchange. In addition, given that the terms in the share exchange as the second step are considered to be valuated based on the price same as the Tender Offer Price in the first step and the valuation of SECOM’s ordinary shares are based upon by the market share price method setting the previous business day of the execution day of share exchange agreement pertaining to the share exchange as the base date, it is not considered disadvantageous to receive the ordinary shares of SECOM via the share exchange without tendering in the Tender Offer, compared to when tendering in the Tender Offer. Accordingly, there should be no significant difference in the financial interests of the shareholders of SECOM JOSHINETSU between the first step and second step.
3.	As to c. above, it considers that fairness in the procedure pertaining to the Share Exchange is ensured, in other words, sufficient consideration has been given to the interests of the SECOM JOSHINETSU’s minority shareholders through fair procedures in the Share Exchange from the following reasons:
A.	Upon implementing the Transaction including the Share Exchange, necessary and appropriate system is considered to have been established to give sufficient consideration to the interests of SECOM JOSHINETSU’s minority shareholders through fair procedure. Also, it is considered that there have been no circumstances inconsistent with such status during the period from the submission of the May Report to the submission of the Report, therefore the Share Exchange will be implemented under equivalent system.
B.	The Special Committee has appointed Plutus as its independent financial advisor and third-party valuation organization, and has acquired and referred to the valuation report for the Share Exchange Ratio from the third-party valuation organization.
C.	In order to think of its actions for the Share Exchange and to secure fairness of the terms of the Share Exchange, among others, Share Exchange Ratio, SECOM JOSHINETSU requested Nomura Securities, its third party valuation organization independent from both SECOM JOSHINETSU and SECOM, to valuate the share exchange ratio pertaining to the Share Exchange, and acquired the valuation report for the share exchange ratio prepared by Nomura Securities.
D.	Regarding the policy on the discussion and negotiation between SECOM JOSHINETSU and SECOM, after the Special Committee was briefed about the negotiation policies, etc. by SECOM JOSHINETSU and Nomura Securities, the negotiation was proceeded based on the policies confirmed in the Special Committee.
E.	Specific progress of the discussions and negotiations between SECOM JOSHINETSU and SECOM have been reported to the Special Committee in a timely manner. Besides, as the Special Committee has not only stated its opinion but also made requests considered necessary to SECOM JOSHINETSU and the financial advisor of SECOM JOSHINETSU pursuant to the substances of the report especially in the negotiation for the Share Exchange Ratio, a system is ensured where the Special Committee may substantially engage in the negotiation process for the Share Exchange Ratio.
F.	Furthermore, after SECOM JOSHINETSU comprehensively reviewed factors like appropriateness, fairness, and reality of the conditions, final adjustment of the Share Exchange Ratio was made through multiple negotiation with SECOM.
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G.	Thereafter, upon reaching a final agreement over the terms of the Share Exchange including the Share Exchange Ratio between SECOM JOSHINETSU and SECOM, the agreed share exchange ratio has turned out to be the Share Exchange Ratio which is to be resolved by the meeting of its board of directors of SECOM JOSHINETSU.
H.	It can be said that SECOM JOSHINETSU has made certain efforts to eliminate arbitrariness from the decision-making process (e.g., the directors of SECOM JOSHINETSU who have interests in the Share Exchange were precluded from the consideration thereof in SECOM JOSHINETSU, and will not participate in the consideration and resolution by the board of directors meeting which will be held in relation to the Share Exchange in the future).
4.	As to d. above, other than matters considered in a. through c. above, the Special Committee has found no particular circumstances as of now by which the committee considers that the Share Exchange is disadvantageous to SECOM JOSHINETSU’s minority shareholders. Accordingly, it concludes that the Share Exchange is not disadvantageous to SECOM JOSHINETSU’s minority shareholders.

[End of document]

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(Reference) SECOM’s consolidated earnings forecast for the current fiscal year (released on May 13, 2021) and consolidated results for the last fiscal year ended March 31, 2021

(Unit: Millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Current net profit attributable to shareholders of the parent company
Earnings forecast for the current fiscal year (Fiscal year ending March 31, 2022)	1,052,000	139,500	145,000	86,500
Results of the last fiscal year (Fiscal year ended March 31, 2021)	1,035,898	136,925	138,990	74,681

(Reference) SECOM JOSHINETSU’s consolidated earnings forecast for the current fiscal year (released on May 12, 2021) and consolidated results for the last fiscal year ended March 31, 2021

(Unit: Millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Current net profit attributable to shareholders of the parent company
Earnings forecast for the current fiscal year (Fiscal year ending March 31, 2022)	24,523	4,558	4,689	3,164
Results of the last fiscal year (Fiscal year ended March 31, 2021)	24,345	4,551	4,658	3,074

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